                                                                   EXHIBIT 10.24

                             SEVERANCE AGREEMENT AND
                          GENERAL RELEASE OF ALL CLAIMS

      By the terms of this Severance Agreement and General Release of all Claims ("RELEASE") and in consideration of the promises made herein and for good and valuable consideration described below, intending to be legally bound, the undersigned RON NUGENT ("NUGENT"), on behalf of himself, his heirs, executors, administrators, and assigns, does hereby fully release, acquit and discharge, separately and jointly, MTS, INCORPORATED dba TOWER RECORDS, as well as its officers, directors, shareholders, managers, agents, employees, heirs, affiliates, parent companies, subsidiaries, successors, assigns and all other persons and associations (also referred to as "COMPANY"), from any and all claims, demands, suits, losses, contracts, liabilities, obligations and causes of action, known or unknown, whether in law or in equity, including but not limited to claims for discrimination under the Fair Employment and Housing Act, Title VII of the Civil Rights Act of 1964, and the Age Discrimination in Employment Act (ADEA), claims under the Worker Adjustment and Retraining Notification (WARN) Act, wrongful termination, claims under any provision of the California Labor Code, breach of contract, breach of public policy, physical or mental harm or distress or any other claims, which now exist or may arise from any matter, fact, circumstance, happening or thing whatsoever, occurring or failing to occur prior to the execution of this RELEASE, relating to or in any connection with NUGENT'S employment with COMPANY (collectively "Claims") to the full extent permitted by law.

      1. Consideration

      (a) In consideration for the execution of this RELEASE, COMPANY agrees to pay NUGENT the total sum of two hundred and ninety five thousand dollars ($295,000.00), which amount shall be paid in equal biweekly installments, less applicable payroll deductions, over twelve (12) months beginning with the next scheduled payroll date that is ten (10) calendar days after the COMPANY receives the executed RELEASE.


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      (b) As further consideration for this RELEASE, COMPANY agrees to pay to
NUGENT a 2002 year-end bonus of sixty two thousand and five hundred dollars ($62,500), less applicable payroll deductions, representing a pro rated bonus of ten months. This bonus shall be paid by the end of December, 2002.

      (c) As further consideration for this RELEASE, COMPANY agrees to pay continuation of Company provided Health Insurance coverage for NUGENT and his dependents for twelve (12) months, beginning the first date of the first month following the Termination Date (defined below) as long as NUGENT elects COBRA continuation coverage and as long as COMPANY continues to provide this coverage for its employees. The necessary forms for COBRA continuation coverage will be provided by MTS' Human Resources department as required by law.

      (d) COMPANY further agrees to pay up to $6,000 for NUGENT to utilize three
(3) months of executive-level out-placement assistance provided by Right Management Consultants provided that said service is utilized on or before December 2003.

      (e) COMPANY agrees that NUGENT and his wife may receive employee discounts (to the extent that employees continue to receive said discounts) with COMPANY for life, not to exceed one thousand ($1,000) dollars of discounted merchandise purchased per calendar year. NUGENT agrees to monitor the purchases made by himself and his wife to ensure that no more than one thousand ($1,000) dollars of discounted merchandise is purchased in any given calendar year.

      (f) The parties agree that the compensation to be paid pursuant to section 1 of this RELEASE is specifically paid and designated to compensate NUGENT fully and totally for his release of any and all known and unknown CLAIMS arising from or associated with his employment or the separation of his employment with COMPANY, except for vested benefits accrued during his employment.

      (g) COMPANY makes no representations as to the taxable status of the consideration paid pursuant to this RELEASE. If at some future date it should be determined by any taxing entity that some portion or all of the amount referenced above should be treated differently, NUGENT agrees to be solely


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responsible for characterizing, allocating and reporting to taxing agencies the consideration stated herein, and for paying any taxes, assessments, charges or penalties that may be attributable to the consideration.

      2. NUGENT hereby expressly acknowledges that his employment relationship with COMPANY terminated effective October 18, 2002 ("Termination Date").

      3. NUGENT acknowledges that he has received payment for all wages and other compensation owed to him through the Termination Date, including compensation for all accrued, unused vacation or other paid time off to which he is entitled.

      4. NUGENT covenants that at no time subsequent to the execution of this RELEASE will he file or maintain, or cause or permit the filing or maintenance of, in any state, federal or foreign court, or before any local, state, or federal administrative agency, or any other tribunal, a lawsuit of any kind, nature and character whatsoever, which he may have, has ever had, or may in the future have against COMPANY which is based in whole or in part on any matter relating to or in any connection with his employment with COMPANY, except for vested benefits accrued during his employment.

      5. NUGENT further expressly acknowledges that in executing this RELEASE he is waiving both known CLAIMS, as well as claims that he does not know about. NUGENT expressly acknowledges that this RELEASE constitutes a waiver of all claims of any kind, whether known or unknown, foreseen or unforeseen, suspected or unsuspected; and in furtherance of this intention, NUGENT expressly waives and relinquishes all rights and benefits under Section 1542 of the California Civil Code which provides:

      "A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor."

      6. This RELEASE does not constitute an admission of liability or wrongdoing. Neither the execution and delivery of this RELEASE nor any payments nor the performance of any acts in connection therewith shall be construed at any time or place to be an admission by COMPANY that they at any time performed or failed to perform any act, which performance or failure to perform was or is in violation of


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the rights of NUGENT and/or which performance or failure to perform gives rise to any valid claim for damages or any other relief whatsoever.

      7. NUGENT represents that he has returned to the COMPANY, all COMPANY files, memoranda, documents, records, tapes, computer disks, computers, copies of the above items, credit cards, keys, and any other COMPANY property in NUGENT'S possession.

      8. NUGENT agrees that he shall not disclose, provide or reveal, directly or indirectly, any confidential information, proprietary information, or COMPANY trade secrets, and that he shall hold such information in the strictest confidence. NUGENT may only reveal such information when compelled to do so by a valid subpoena or as otherwise compelled by law, but in either case only after providing MTS INCORPORATED's Legal Department with prior written notice and opportunity to contest such subpoena or other requirement. Written notice shall be provided as soon as practicable, but in no event less than five (5) business days prior to any such disclosure or, if later, within one business day after NUGENT receives notice compelling such disclosure.

      9. Non-Disparagement - NUGENT agrees that he will not knowingly make, repeat, or authorize any statements, comments, remarks or publications of any type or of any nature which would disparage the reputation of COMPANY, or its current and former directors, officers, employees, and shareholders, or any of them, at any time now or in the future (collectively, "DISPARAGING REMARKS"). This includes but is not limited to DISPARAGING REMARKS as to any events, circumstances, occurrences, interactions, transactions, observations or dealings of any kind, at any time, involving NUGENT, COMPANY, or both.

      10. NUGENT represents and warrants that no other person had, or has, or claims any interest in the claims referred to in this RELEASE; that he has the sole right and exclusive authority to execute this RELEASE and to receive the consideration therefore; and that he has not sold, assigned, transferred, conveyed or otherwise disposed of any claim or demand relating to the CLAIMS herein.


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      11. NUGENT agrees that he shall keep the terms of this Agreement, including the amount of consideration referred to in Paragraph 1, CONFIDENTIAL, and he promises and covenants not to disclose, publicize, or cause to be disclosed or publicized in any manner, directly or indirectly, the terms or conditions of this Agreement except (i) to his accountants, auditors, insurance agents, insurance companies or adjusters, financial advisors, attorneys, and spouse, provided NUGENT first ensures that such persons also agree to this pledge of confidentiality, (ii) to state and federal taxing authorities, and
(iii) as legally required when compelled by applicable law (i.e. under subpoena) and then only under the procedures set forth in section 8 of this RELEASE. NUGENT acknowledges that confidentiality is a key and material provision of this RELEASE and that a violation of this provision could result in significant consequences to COMPANY and shall be considered a material breach of the RELEASE, providing COMPANY with all available remedies under law.

      12. NUGENT agrees that he will cooperate with COMPANY with regard to defending or prosecuting any future claims, lawsuits or actions which arose during NUGENT'S employment with COMPANY, which may require NUGENT'S testimony, deposition, or advice.

      13. NUGENT expressly states that he has read this RELEASE and understands all of its terms. NUGENT represents and acknowledges that he has not relied on any oral or other extraneous representations in agreeing to execute this RELEASE and that this RELEASE is executed voluntarily and with full knowledge of its significance.

      14. ACKNOWLEDGEMENTS:

            (a) NUGENT understands, represents and acknowledges that COMPANY has given him forty-five (45) days to consider whether or not to execute this RELEASE;

            (b) NUGENT understands, represents and acknowledges that he has been encouraged to consult with a financial advisor, accountant, attorney and/or other advisor before deciding whether or not to sign this RELEASE. COMPANY encourages NUGENT to seek legal counsel before entering into this RELEASE.


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            (c) After executing this RELEASE, NUGENT understands, represents and acknowledges that he has seven (7) calendar days from the date of execution ("revocation period") to revoke his agreement to the terms of this RELEASE. The parties agree and understand that any revocation under this provision must be in writing and received (facsimile acceptable) by Shauna Pompei, V.P. Compensation and Benefits, 2500 Del Monte Street, West Sacramento, CA 95691 (facsimile - 916-373-2434), by 11:59 p.m. on the last day of the revocation period;

            (d) NUGENT agrees, understands and acknowledges that at the time he was presented with this RELEASE he was provided with a document entitled EXHIBIT A, which provided the following information: (1) any class, unit or group of individuals covered by the REDUCTION IN FORCE, the eligibility factors for the REDUCTION IN FORCE, and the time limits applicable to the REDUCTION IN FORCE program; and (2) the job titles and ages of all individuals eligible or selected for the REDUCTION IN FORCE and the ages of the individuals in the same job classification or organizational unit who were not selected for the REDUCTION IN FORCE; and

            (e) that in exchange for the consideration given to NUGENT in this RELEASE, NUGENT is waiving any known or unknown claims for age discrimination including, but not limited to, claims for age discrimination under the California Fair Employment and Housing Act and federal Age Discrimination in Employment Act.

      15. This RELEASE is the entire agreement between the parties related to the subject matter of the RELEASE as well as the termination of NUGENT'S employment with MTS, Incorporated. This RELEASE may not be modified or changed in any manner nor may any provision of it or any legal remedy with respect to it be waived except by a writing signed by NUGENT and the then current Chief Executive Officer of the Company.

      16. This RELEASE shall be construed under the laws of the State of California. Venue for any dispute, mediation or arbitration related to this RELEASE shall be in Sacramento County, California.


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      17. Challenging the Releases Contained Herein

      Should NUGENT attempt to challenge the enforceability of any part of the releases contained in this RELEASE, NUGENT must first do the following: (a) prior to initiating any challenge regarding the enforceability of any release contained within this RELEASE, deliver a certified or cashier's check to the COMPANY equal to all monetary benefits he has received pursuant to this RELEASE, and (b) provide to the COMPANY in writing a statement that all future benefits or payments that EMPLOYEE is to receive from the COMPANY pursuant to this RELEASE shall be suspended pending the results of the challenge of enforceability. COMPANY shall deposit the amount that NUGENT has repaid and any payments due during the suspension period in an interest bearing account pending the determination of enforceability. If the RELEASE is determined to be enforceable, COMPANY will pay NUGENT the amount in the interest bearing account and end the suspension of payments, unless otherwise agreed in writing by the parties. If the RELEASE is determined to be unenforceable, the amount in the interest bearing account shall be paid back to the COMPANY and the suspension of any future benefits or payments shall become permanent, unless otherwise agreed in writing by the parties.

      18. Dispute Resolution, Claims Related to Release

      Employee and Company agree that any future dispute over this RELEASE, its terms, or its enforceability shall be resolved under the following procedures:

            (a) The party making a claim or grievance shall present such claim or grievance and the relief requested to the other party, in writing.

            (b) If the other party does not agree to the relief requested or otherwise satisfy the demand of the party claiming to be aggrieved, the parties shall submit the dispute to non-binding mediation before a mediator jointly selected by the parties. If the parties cannot agree on a mediator, a mediator shall be appointed by the Judicial Arbitration and Mediations Service (JAMS). The costs of the mediation shall be borne equally by the parties.


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            (c) If the mediation does not produce a resolution of the dispute, the parties agree that the dispute shall be resolved by final and binding arbitration. Any such dispute shall be submitted to the American Arbitration Association for binding arbitration. The arbitration shall be conducted by an arbitrator approved and agreeable by both parties, or if no agreement can be reached, then selected in accordance with the Employment Rules of the American Arbitration Association. The arbitrator shall have the authority to resolve the dispute and interpret the RELEASE. The arbitrator shall not have authority to add to, modify, blue-line, change or disregard any lawful terms of this Agreement or to issue an award that is contrary California law. The prevailing party in any such controversy or claim shall be entitled to reasonable attorneys' fees for actual hours worked at a reasonable rate, without any premium or multiplier. The parties shall share in the cost of the arbitration equally, unless otherwise ordered by the arbitrator for good cause.

            (d) Arbitration shall be the exclusive final remedy for any dispute between the parties relating to the breach, enforceability, or interpretation of this RELEASE.

      19. Dispute Resolution - Claims Not Related to Release

      NUGENT and COMPANY agree that in the event there are any future disputes between the parties not related to the breach, enforceability, or interpretation of this RELEASE, said disputes shall be resolved as indicated in the preceding section, except that if mediation is unsuccessful the dispute shall be resolved through the appropriate court of law, without a jury, instead of the arbitration provisions above. The parties recognize that they are both waiving certain rights to trial by jury, and do so knowingly in order to hasten the resolution of any such dispute and minimize costs.

      20. NUGENT and COMPANY each understand and agree that if any provision of this RELEASE is found to be unenforceable, all other portions shall remain fully enforceable to the extent permitted by law.


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           PLEASE READ CAREFULLY - RELEASE OF KNOWN AND UNKNOWN CLAIMS

      I agree to all of the foregoing without reservation.

      Executed at ________________________, this ____ day of ____________,2002.


                                            ____________________________________

                                            RON NUGENT

      Executed at ________________________, this ____ day of ____________,2002.


                                            MTS, INCORPORATED

                                            ____________________________________
                                            By:
                                            Its:


                 CERTIFICATE OF ACKNOWLEDGMENT OF NOTARY PUBLIC

STATE OF CALIFORNIA          )
                             )        ss:
COUNTY OF                    )

      ON __________________________, 2002, RON NUGENT appeared before me, the undersigned, personally appeared, personally known to me or proved to me on the basis of satisfactory evidence to be the person who executed the within instrument, and that be his signature on the instrument, the person executed the instrument. I declare under penalty of perjury that the person whose name is subscribed to this instrument appears to be of sound mind and under no duress, fraud, or undue influence.

         WITNESS my hand and official seal.

         _________________________________________
                               Notary Public


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
                                    EXHIBIT A

      The following information is provided to you in accordance with the Age Discrimination in Employment Act, as amended, 29 U.S.C. Section 626(f)(1)(H).

      1. The class, unit, or group of individuals covered by this program are as follows:

            Executive employees affected by the reorganization of the Company headquarters in West Sacramento, California on or about October 14, 2002.

      2.    The eligibility factors for this program are as follows:

            Those executive employees terminated as a result of the reorganization of the Company headquarters in West Sacramento, California on or about October 14, 2002.

      3. The time limits applicable to this program are as follows: 45 days from October 18, 2002.

      4. The job titles and ages of all individuals affected or selected for the reorganization are as follows:

TITLE                                                     AGE
-----                                                     ---
Chief Operations Officer/Bayside                          52
Legal Manager/General Counsel                             53
Chief Marketing Officer                                   53
VP & Chief Operating Officer                              54

      5. The job titles and ages of all individuals in the same job classification or organizational unit, who were not affected or selected for the reorganization are as follows:

TITLE                                                     AGE
-----                                                     ---
Chief Information Officer                                 40
Senior V.P - Corporate Development                        45
Chief Executive Officer                                   54
Chairman                                                  77


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